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AKSYS LTD. AND SUBSIDIARY                                             Exhibit 11
(a development stage enterprise)                                      ----------

Statement Regarding Computation of Net Loss Per Share

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================================================================================================
                                         Three months ended              Six months ended
                                   -----------------------------   -----------------------------
                                   June 30, 1996   June 30, 1995   June 30, 1996   June 30, 1995
                                   -------------   -------------   -------------   -------------
Net loss                           $ (1,525,183)    (1,415,035)     (3,392,506)     (2,502,191)
================================================================================================

Weighted average shares used
  to compute net loss per share:
    Weighted average common
      shares outstanding              1,746,501        858,333       1,746,501         858,333
    Weighted average preferred
      shares outstanding -
      assuming conversion             9,248,136      6,613,370       9,248,136       6,613,370
    Additional shares pursuant
      to SAB83 computation              221,117      2,855,883         221,117       2,855,883
- ------------------------------------------------------------------------------------------------
                                     11,215,754     10,327,586      11,215,754      10,327,586
================================================================================================
Net loss per share                  $      (.14)          (.14)           (.30)           (.24)
================================================================================================
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